NONCOMPETE, WAIVER AND RELEASE AGREEMENT

My name is William R. Reed, Jr. My Social Security number is [ ] and my birth date is [ ]. This Noncompete, Waiver and Release Agreement and the attached Agreement to Arbitrate (collectively, “Agreement”) were given to me on June 17, 2009 by SunTrust Banks, Inc. (“SunTrust”). In consideration of the sum I will receive from SunTrust in the amount of $100,000 (the “Consideration”) and the representations, warranties and covenants made herein, the parties hereby agree as follows:

1.	Retirement from SunTrust. Effective August 31, 2009, I will retire from SunTrust (the “Retirement Date”). Until the Retirement Date, I will remain a full-time employee of SunTrust at my current base salary with the same flexibility I have had with respect to the work location (either in Atlanta or Memphis). Notwithstanding anything to the contrary in this Agreement or elsewhere, I understand and agree that I will receive no award under the SunTrust Management Incentive Plan for 2009 and that I will not be nominated to participate in any long term incentive compensation plan or program in or for 2009.

2.	Payment of the Consideration. SunTrust will pay the Consideration to me on September 1, 2011. I understand that if I violate the terms of this Agreement, I will not be eligible to receive the Consideration from SunTrust and will be required to pay all attorneys fees and costs incurred by SunTrust in enforcing this Agreement, except to the extent that such payment would violate the terms of the Age Discrimination in Employment Act and applicable regulations and US Supreme Court rulings. Notwithstanding the foregoing, if SunTrust determines, in good faith, that this Agreement contravenes any applicable statute, regulation or other law, then SunTrust will have no responsibility for any of its obligations under this Agreement.

3.	Other Benefits. SunTrust and I acknowledge that I will receive the following benefits, regardless of whether I sign this Agreement, so long as I am entitled to receive such benefits as of the last day of my employment with SunTrust. I further acknowledge that no reference is made below regarding the vesting and exerciseability of any stock options I may have already have been granted and payments under any incentive or executive compensation plan or arrangement in which I already may be a participant because the language of the specific stock option, incentive or executive compensation plan or arrangement will govern:

•	My current wages through my last day of employment, including payment for vacation days earned in 2009, but not used before September 1, 2009, and unused as of the Retirement Date, subject to income and employment tax withholding, at my customary withholding rate, and voluntary and court-ordered debits through my last day of employment.

•	Current employee benefits for which I am eligible through the end of the pay period covering the Retirement Date, at current costs to me and with any increased costs applicable for all similarly-situated employees to the end of the pay period covering the Retirement Date. I understand that I am responsible for contacting BENE (1-800-818-2363) for information about my eligibility for payment of benefits under the SunTrust Retirement Plan and the National Commerce Financial Corporation (“NCF”) Retirement Plan.

•	Eligibility to elect to continue my current health care coverage under the federal health care law known as “COBRA” or under any applicable state law concerning continuation of health care coverage so long as I am not excluded by such laws from continuation of my current health care coverage.

•	Eligibility to elect coverage under (i) the Retiree Medical Plan provided I am receiving SunTrust’s medical coverage as of the Retirement Date and (ii) the Retiree Dental Plan if I am enrolled in the dental plan as of the Retirement Date. Also, I must, as of the Retirement Date, meet the eligibility requirements for retiree medical and/or dental benefits (termination at age fifty-five (55) or older with ten (10) or more years of service after age forty-five (45), or age sixty-five (65) with five (5) years of service, also after age forty-five (45)). I understand that I am responsible for contacting BENE for information about my eligibility for benefits under the SunTrust Retiree Medical and/or Dental Plan.

•	Group Universal Life (GUL) coverage, provided I am currently enrolled and continue to submit premium payments directly to MetLife. I understand that MetLife will automatically bill me for continuing coverage after my retirement. If I do not receive a bill within two months after the Retirement Date, I agree to contact MetLife directly at 1-866-578-6878.

•	The balance in my 401(k) Plan account following the Retirement Date. If my 401(k) Plan balance is greater than $1,000, I understand that I may leave the balance in the Plan until I reach age seventy and one-half (70-1/2), at which time I must receive distribution as required by the SunTrust 401(k) Plan. I understand that information regarding 401(k) Plan distributions will be sent to me upon my retirement.

4.	Release. I agree to forever release SunTrust, including its officers, directors, employees, agents, subsidiaries, affiliates and successors, from any and all claims, charges, actions, arbitrations, demands, damages or expenses (collectively “Claims”)—past or present—I may have that arise or arose out of my employment with SunTrust or the conclusion of my employment, whether I know of any of these Claims now or learn of them at a later date. The foregoing is not intended as a waiver of my right to file a charge with the Equal Employment Opportunity Commission (“EEOC”). In addition to all other Claims, I am specifically releasing and agreeing not to bring any action in a federal or state court or administrative agency (other than the EEOC), or any arbitration with the National Association of Securities Dealers (“NASD”) or any other regulatory or self-regulatory agency, any of which is related to any Claim against SunTrust under any federal, state or local wage or discrimination law or any applicable federal, state or local law governing wage or employment matters, including but not limited to the Age Discrimination in Employment Act, or any arbitration requirement. If I have already filed any Claim referred to in this paragraph, I agree to withdraw it prior to the date I receive the Consideration and never to refile it. I understand that I am waiving and releasing all these Claims on a knowing and voluntary basis; however, I am not waiving or releasing any rights or Claims that arise after I sign this Agreement or any Claims related to my entitlement to receive any vested benefits I have earned under any SunTrust employee benefit plan provided by SunTrust to me. I acknowledge that the Consideration received in connection with this Agreement will be my exclusive individual remedy and will constitute an accord and satisfaction of all individual damage claims that may be awarded as a result of such investigation or proceeding. I further acknowledge that nothing in this Agreement will be deemed to minimize or eliminate my rights to claim indemnity from SunTrust for any actions I was authorized to take or forego as an officer of SunTrust or NCF and for which I would be entitled, as a former officer of SunTrust and NCF, to indemnity under the terms of the SunTrust bylaws and the laws of the State of Georgia or pursuant to any agreement between SunTrust and NCF. I covenant not to hereafter sue or to authorize anyone else to file a lawsuit on my behalf against SunTrust and not to become a member of any class suing SunTrust with respect to any Claim released herein. I also covenant and agree not to accept, recover, or receive any back pay, damages, or any other form of relief which may arise out of or in connection with any administrative remedies pursued independently by any other person or any federal, state, or local governmental agency or class represented with respect to any Claim released herein.

5.	Nondisclosure of Trade Secrets and Confidential Information.

(a) Trade Secrets Defined. As used in this Agreement, the term “Trade Secrets” shall mean all secret, proprietary or confidential information regarding SunTrust or its activities that fits within the definition of “trade secrets” under the Georgia Trade Secrets Act. Nothing in this Agreement is intended, or shall be construed, to limit the protections of the Georgia Trade Secrets Act or any other applicable law protecting trade secrets or other confidential information. “Trade Secrets” shall not include information that has become generally available to the public by the act of one who has the right to disclose such information without violating any right or privilege of SunTrust. This definition shall not limit any definition of “trade secrets” or any equivalent term under the Georgia Trade Secrets Act or any other state, local or federal law.

(b) Confidential Information Defined. As used in this Agreement, the term “Confidential Information” shall mean all information regarding SunTrust or any subsidiary, the activities or business of SunTrust or any subsidiary, or clients of SunTrust or any subsidiary that is not generally known to persons not employed by SunTrust or any subsidiary, is not generally disclosed by SunTrust practice or authority to persons not employed by SunTrust or any subsidiary, and is the subject of reasonable efforts to keep it confidential. Confidential Information shall include, but not be limited to current and future development and expansion or contraction plans of SunTrust or any subsidiary and each line of business; sale/acquisition plans and contacts; compensation policies and practices; underwriting policies and practices; lending policies and practices, confidential personnel matters; pricing practices and policies; information concerning the legal affairs of SunTrust or any subsidiary; and information concerning the financial affairs of SunTrust or any subsidiary. “Confidential Information” shall not include information that has become generally available to the public by the act of one who has the right to disclose such information without violating any right or privilege of SunTrust or any subsidiary. This definition shall not limit any definition of “confidential information” or any equivalent term under the Georgia Trade Secrets Act or any other state, local or federal law.

(c) Nondisclosure of Confidential Information. In consideration of the promises made by SunTrust hereunder, I hereby agree that, during the remainder of my employment with SunTrust and for a period of twenty-four (24) months immediately following the Retirement Date, I will not directly or indirectly transmit or disclose any Trade Secrets or Confidential Information to any person, concern or entity, or make use of any such Confidential Information, directly or indirectly, for myself or for others, without the prior express written consent of the Chief Executive Officer or President of SunTrust Banks, Inc. Trade Secrets protected by the Georgia Trade Secrets Act shall not lose this protection at the end of the two-year period but shall remain protected from use or disclosure for so long as they remain Trade Secrets. I warrant that I have not disclosed or used for my own benefit or the benefit of anyone other than SunTrust any Confidential Information or Trade Secrets prior to the execution of this Agreement.

(d) Enforceability of Covenants. I agree that my obligations under these nondisclosure covenants are separate and distinct from other provisions of this Agreement, and a failure or alleged failure of SunTrust to perform its obligations under any provision of this Agreement shall not constitute a defense to the enforceability of these nondisclosure covenants. Nothing in this provision or this Agreement shall limit any rights or remedies otherwise available to SunTrust under federal, state or local law.

6.	Nonrecruitment, Nonsolicitation, and Noncompetition Covenants.

(a) Nonrecruitment of Employees and Agents. In exchange for the Consideration I will receive from SunTrust hereunder, I agree that, during the remainder of my employment with SunTrust and for a period of twenty-four (24) months immediately following the Retirement Date, I will not directly or indirectly solicit or recruit any employee of SunTrust for the purpose of inducing or encouraging that employee to discontinue his or her employment relationship with SunTrust or any subsidiary.

(b) Definitions. As used in this Agreement, certain terms will be defined as follows:

i.	Customer. “Customer” means any individual or entity to whom SunTrust or any subsidiary has provided products or services and with whom I had, alone or in conjunction with others, Material Contact on behalf of SunTrust or any subsidiary during the twenty four (24) month period prior to the Retirement Date;

ii.	Potential Customer. “Potential Customer” means any individual or entity to whom SunTrust or any subsidiary has actively sought to provide products and/or services within the twelve (12) month period immediately prior to the Retirement Date and with whom I had, alone or in conjunction with others, Material Contact on behalf of SunTrust or any subsidiary during the same time period;

iii.	Material Contact. “Material Contact” means my (i) having business dealings with the Customer or Potential Customer on behalf of SunTrust or any subsidiary, or (ii) obtaining trade secrets or confidential business information about the Customer or Potential Customer as a result of my association with SunTrust or any subsidiary and which I would not have obtained but for my association with SunTrust or any subsidiary;

iv.	Commercial, Private Wealth, and Retail Banking Products and Services. “Commercial, Private Wealth, and Retail Banking Products and Services” shall mean depository, savings, checking, personal investment (including via trust, brokerage, and asset management accounts), money market, or loan products and services (excluding residential mortgage loans) provided to individuals and business entities.

(c) Nonsolicitation. In light of SunTrust’s legitimate interest in protecting its Confidential Information and Trade Secrets and preserving SunTrust’s goodwill with its customers, I agree that, during the remainder of my employment and for a period of twenty-four (24) months immediately following the Retirement Date, I will not, without the prior written consent of the Chief Executive Officer or President of SunTrust, directly or indirectly, for myself or on behalf of any other person or entity, solicit or attempt to solicit any Customer or Potential Customer for purposes of providing, marketing, servicing or selling Commercial, Private Wealth, and Retail Banking Products and Services, provided that such products or services are then being provided, marketed, serviced or sold by SunTrust or any subsidiary.

(d) Noncompetition. In exchange for the Consideration SunTrust will pay to me hereunder, I agree that, during the remainder of my employment with SunTrust and for a period of twenty-four (24) months following the Retirement Date, I will not, within the Restricted Territory, provide Prohibited Services as an employee, contractor, or agent to any person or entity engaged in the Business; provided, however, that I may seek, and if granted obtain, from SunTrust a limited exemption from the provisions of this paragraph so long as (i) I do not compete directly with SunTrust Banks, Inc. or any subsidiary thereof and (ii) I obtain prior, written approval from SunTrust to engage in business activities otherwise prohibited by this Section 9(d), subject to the terms and conditions outlined in the approval of SunTrust. For purposes of this Agreement, the term “Business” shall mean banks or other firms providing Commercial, Private Wealth, and Retail Banking Products and Services. For purposes of this Agreement, the term “Prohibited Services” shall mean providing management oversight, strategic direction, or direct sales representation to a business unit providing Commercial, Private Wealth, and Retail Banking Products and Services. For purposes of this Agreement, the term “Restricted Territory” shall mean all areas within a fifty (50) mile radius of any SunTrust Bank retail bank branch in existence on the date on which this Agreement is executed.

(e) Enforceability of Covenants. I understand and agree that my obligations under the above covenants are separate and distinct under this Agreement, and the failure or alleged failure of SunTrust to perform its obligations under any other provisions of this Agreement shall not constitute a defense to the enforceability of this covenant. I also agree that any breach of these covenants by me will result in irreparable damage and injury to SunTrust and that SunTrust will be entitled to injunctive relief in any court of competent jurisdiction without the necessity of posting any bond. I understand and agree that I will be obligated to pay all costs and attorneys’ fees incurred by SunTrust in enforcing the restrictive covenants in this Agreement.

7.	Right to Materials and Return of Materials. All records, files, software, memoranda, reports, customer lists, documents, and the like (together with all copies of such documents and things) relating to the business of SunTrust or any subsidiary, which I have in my possession as a result of my employment shall remain the sole property of SunTrust. Laptop computers, software and related data, information and things provided to me by SunTrust, or any subsidiary, or obtained by me, directly or indirectly, from SunTrust or any subsidiary, also shall remain the sole property of SunTrust. Upon the Retirement Date, I will immediately return all such materials and things to SunTrust and will not retain any copies or remove or participate in removing any such materials or things from the premises of SunTrust after the Retirement Date or SunTrust’s request for return.

8.	Continuing Cooperation. I understand and agree that, in my role at SunTrust, I have been responsible for and involved in numerous matters and projects of a significant and/or confidential nature and that, in some instances, I possess knowledge regarding those and other matters that is unique to me and of value to SunTrust or any subsidiary, and that SunTrust or any subsidiary may have need of my continuing assistance in the future with respect to investigations, audits, litigation or potential litigation related to these matters. I understand that SunTrust’s willingness to provide me with the Consideration is expressly conditioned upon the promises made and obligations assumed by me in this Paragraph 8. I further understand and agree that my fulfillment of these promises and obligations hereafter is a condition precedent to SunTrust’s obligation to provide me with the Consideration set forth herein. I agree, beginning on September 1, 2009 and continuing for a period of twenty-four (24) months immediately thereafter, to provide assistance and to make myself reasonably available to SunTrust and its employees, attorneys and/or accountants with respect to investigations, audits, litigation or potential litigation regarding matters in which I have been involved in the course of my employment with SunTrust or any subsidiary and/or about which I have knowledge as a result of my employment with SunTrust. It is understood and agreed that such assistance, to the extent possible, will be requested at such times and in such a manner so as to not unreasonably interfere with any subsequent employment. Such assistance may consist of, without limitation, telephone or in-person meetings with SunTrust employees, attorneys and/or accountants, or the provision of truthful testimony by way of deposition, hearing, trial or affidavit. SunTrust will be responsible for any reasonable and necessary expenses incurred by me in connection with such assistance. I understand that I will not be entitled to any additional consideration or compensation of any kind from SunTrust in exchange for such assistance.

9.	Miscellaneous.

(a) I agree that any claim arising from or relating to this Agreement or a breach of this Agreement shall be settled by arbitration in accordance with the employment arbitration rules of the American Arbitration Association and through the offices of the Association located nearest to the SunTrust office serving as the headquarters in Memphis, Tennessee at the time the arbitration is sought (the “Memphis Office”). I agree that the arbitrator shall have the additional right to rule on motions to dismiss and/or motions for summary judgment, applying the standards governing such motions under the Federal Rules of Civil Procedure. I acknowledge that I have read and executed the Agreement to Arbitrate attached hereto and I agree that the Consideration I am receiving hereunder is sufficient consideration to bind my signature to this Agreement, including the Agreement to Arbitrate attached hereto. Any arbitration related to this Agreement shall be mandatory and binding except that SunTrust will not enforce mandatory arbitration of ERISA health and disability plan claims, workers compensation claims, unemployment compensation claims or any other claims to the extent such enforcement is prohibited by applicable law or contract. The arbitration shall take place in the jurisdiction of the Memphis Office. If the arbitrators make an award, a judgment on the award may be entered in any court having jurisdiction. In addition, either party may apply to the state court or federal court serving the jurisdiction of the Memphis Office for any temporary injunction or other equitable remedy in aid of arbitration pending final resolution of the dispute through arbitration. In the event any party institutes legal, equitable or arbitration proceedings to enforce or collect damages under this Agreement, I agree that the court or arbitrator(s) may award reasonable attorneys’ fees and expenses to the prevailing party or divide the fees and expenses between the parties in a manner that reflects the outcome of the arbitration.

(b) I agree that this Agreement contains all the terms that are applicable to my retirement from SunTrust and replaces all other agreements I may have with SunTrust or any subsidiary related to these issues, except for any employee benefit plan, incentive or executive compensation plan or arrangement or stock option agreement in which I have a vested benefit as of my last day of employment. I acknowledge that the terms of these benefit plans, incentive or executive compensation plans and stock option agreements shall not be affected by, superseded or replaced by this Agreement or any part thereof. I also agree that, except as otherwise specifically provided in this Agreement, this Agreement cannot be changed or enlarged except by a written amendment that is signed by SunTrust and me. If a dispute arises between SunTrust or any subsidiary and me related to this Agreement, I understand that, except as otherwise provided herein, it will be resolved in accordance with the laws of the State of Georgia and, with respect to arbitration, the Federal Arbitration Act. If any provision or portion of a provision of this Agreement is waived by SunTrust, or any subsidiary, or me or is determined to be unlawful or unenforceable, the waiver or finding of unlawfulness or unenforceability will not act as a waiver or finding of unlawfulness or unenforceability of any other provision or portion of a provision of this Agreement.

(c) I understand that this Agreement is not an admission by SunTrust or any subsidiary or me that any statute or law has been violated or that SunTrust or any subsidiary or I have acted improperly or violated any duty or obligation.

(d) I agree that the contents, terms and existence of this Agreement must be kept confidential, and that I will not reveal them to anyone, except my spouse, attorney or accountant or unless required by law or regulatory or administrative agency, without the prior written consent of SunTrust. I also agree not to make disparaging remarks related to my employment with SunTrust at any time before or after the Retirement Date.

(e) By signing this Agreement, I acknowledge that I have read and understand its terms, and that I have been advised to consult with an attorney about the Agreement and its binding effect on my rights. I also acknowledge that I am satisfied with the terms of this Agreement, that its terms are binding on me, my agents, personal representatives, successors and assigns, and that I am signing this Agreement on a knowing and voluntary basis. I understand and agree that SunTrust has the right, without my prior consent, to assign this Agreement to any successor, assignee, parent, affiliate, or subsidiary.

(f) I understand that I am entitled to consider the terms of the Agreement for twenty-one (21) days after receiving it. I understand that I may sign it anytime within that twenty-one (21) day period. If I do not sign and return the Agreement on or before the twenty-first (21st) day after receiving it, I understand that I will not receive the Consideration. I understand that (i) I may revoke this Agreement within seven (7) days after signing it, (ii) it cannot become effective and enforceable until after the revocation period expires and (iii) I cannot receive the Consideration if I revoke it within the seven (7) day period.

SUNTRUST		EMPLOYEE
Signature:	/s/ Sally Hacskaylo	Signature:	/s/ William R. Reed, Jr.

Printed Name:	Sally Hacskaylo	Printed Name:	William R. Reed, Jr.

Title:	SVP-HR	Title:	SunTrust Vice Chairman

Date:	June 17, 2009	Date:	June 17, 2009

ATTACHMENT TO NONCOMPETE, WAIVER AND RELEASE AGREEMENT

AGREEMENT TO ARBITRATE

BEFORE SIGNING THE NONCOMPETE, WAIVER AND RELEASE AGREEMENT AND THIS AGREEMENT (COLLECTIVELY, “AGREEMENT”), I CERTIFY THAT I HAVE READ PARAGRAPH 9(a) OF THE NONCOMPETE, WAIVER AND RELEASE AGREEMENT AND THAT I UNDERSTAND THE FOLLOWING:

•	Under the terms and subject to the exclusions set forth in paragraph 9(a) of the Noncompete, Waiver and Release Agreement, I am agreeing to arbitrate any dispute, claim or controversy that may arise between SunTrust and me related to the Agreement and my employment with SunTrust. This means I am giving up the right to sue SunTrust or another person in court, including the right to a trial by jury, except as provided by the rules of the arbitration forum in which a claim is filed.

•	Arbitration awards are generally final and binding; a party’s ability to have a court reverse or modify an arbitration award is very limited.

•	The ability of the parties to obtain documents, witness statements and other discovery is generally more limited in arbitration than in court proceedings.

•	The arbitrators do not have to explain the reason(s) for the award.

•	The rules of some arbitration forums may impose time limits for bringing a claim in arbitration. In some cases, a claim that is ineligible for arbitration may be brought in court.

SunTrust Employee

Date Date